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                                   EXHIBIT 99.1


Financial Corporation
[LOGO]

                                         Contact: Joseph R. Tomei
                                                  Investor Relations Department
                                                  Aames Financial Corporation
                                                  (323) 210-5311


FOR IMMEDIATE RELEASE




                   AAMES FINANCIAL CORPORATION RECEIVES $15.3
           MILLION IN SECOND PHASE OF $50.0 MILLION EQUITY INVESTMENT
                             BY CAPITAL Z AFFILIATE.


         LOS ANGELES, CALIFORNIA, JULY 12, 2000 - AAMES FINANCIAL CORPORATION (NYSE: AAM), a leader in subprime home equity lending, today reported that it received $15.3 million in the second phase of the previously announced $50.0 million equity investment by Specialty Finance Partners, an affiliate of Capital Z Financial Services Fund II, L.P., and the Company's lead stockholder ("Capital Z"), following the filing of certain amendments to its Certificate of Incorporation.

         In the first phase of the investment by Capital Z, which closed on June 7, 2000, the Company sold 40.8 million shares of Series C Convertible Preferred Stock to Capital Z for $0.85 per share (or $34.7 million in the aggregate) and issued to Capital Z warrants to purchase an additional 5.0 million shares of Series C Convertible Preferred Stock for $0.85 per share.

         Today, the Company sold 18.0 million shares of a newly designated class of preferred stock, the Series D Convertible Preferred Stock, for $0.85 per share (or $15.3 million in the aggregate). In addition, Capital Z exchanged the
40.8 million shares of Series C Convertible Preferred Stock it purchased on June 7, 2000 for 40.8 million shares of Series D Convertible Preferred Stock and also exchanged the warrant to purchase 5.0 million shares of Series D Convertible Preferred Stock that was issued on June 7, 2000 for a new warrant to purchase
5.0 million shares of Series D Convertible Preferred Stock for $0.85 per share.

         Prior to today's investment by Capital Z, the Company amended its Certificate of Incorporation to designate shares of the Company's preferred stock as Series D Convertible Preferred Stock, which has identical terms and conditions as the Series C Convertible Preferred Stock, except that the Series D Convertible Preferred Stock has a stated value and a liquidation value per share of $0.85. The holders of Series D Convertible Preferred Stock have no right to vote to elect directors of the Company.


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         The Company's Certificate of Incorporation was also amended to eliminate the effect of the investment by Capital Z on the "conversion ratio" of the Company's Series B Convertible Preferred Stock and Series C Convertible Preferred Stock. The "conversion ratio" is the number of shares of the Company's Common Stock that holders of the Series B Convertible Preferred Stock and Series C Convertible Preferred Stock are entitled to receive upon conversion of such preferred stock. As a result of the first phase of the investment by Capital Z, the conversion ratio of the Series B Convertible Preferred Stock was adjusted from 0.2 to 0.23 and the conversion ratio of the Series C Convertible Preferred Stock was adjusted from 1.00 to 1.153. The amendment to the Company's Certificate of Incorporation adjusted the conversion ratio of the Series B Convertible Preferred Stock back to 0.2 and the conversion ratio of the Series C Convertible Preferred Stock back to 1.00. The conversion ratio of the Series B Convertible Preferred Stock was adjusted from 1.00 to 0.2 in April 2000 to reflect a one-for-five reverse stock split of the Common Stock.

         Aames Financial Corporation is a leading home equity lender, and at March 31, 2000 operated 101 retail Aames Home Loan offices and 7 wholesale loan centers nationwide.

         From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in the Company's securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of the Company's controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K and 10-K/A for the fiscal year ended June 30, 1999 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in Form 10-Q for the quarter ended March 31, 2000, and subsequent Company Filings with the United States Securities and Exchange Commission.


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